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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

DESTRON FEARING CORP. RAISES $2 MILLION IN PRIVATE PLACEMENT

SOUTH ST. PAUL, Minn., Jan. 29 -- Destron Fearing Corp (Nasdaq: DFCO) announced today that it has raised $2 million in new capital in a private placement arranged by John G. Kinnard and Company, Incorporated. The company sold 1,000,000 shares of common stock at $2 per share to three foreign institutional investors.

"This private placement was arranged earlier this month, and the company has now received the proceeds," said Randolph K. Geissler, president and chief executive. "This restores our working capital to a satisfactory level. We also have reached an agreement with our bank for a restructuring and temporary extension of our bank credit line.

"Working capital pressures have consumed a great deal of management attention over the past few months. With completion of this financing, we will be able to concentrate our efforts on increasing the sales of our electronic identification devices, where we continue to believe that the prospects are currently very bright."

Destron Fearing Corporation, based in South St. Paul, Minn., manufactures a broad line of electronic and visual identification devices for companion animals, livestock, laboratory animals, fish and wildlife.